As filed with the Securities and Exchange Commission on October 25, 1996

                                                      File No. 33-________
         ______________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                                 ---------------
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                        --------------------------------
                 (Name of Small Business Issuer in its charter)

                 FLORIDA                            22-2671269
                 -------                            ----------
       (State or other jurisdiction of          (IRS Employer Indet. No.)
        incorporation or organization)

                  10281 NW 46TH STREET, SUNRISE, FLORIDA 33351
                  --------------------------------------------
              (Address of Principal Executive Offices and Zip code)

                    Issuer's telephone number: (954)746-0500

                                ----------------

                          Consultant Service Agreement
                            (Full title of the plan)

                                ----------------

                                 Linda B. Grable
                              10281 NW 46th Street
                             Sunrise, Florida 33351
                     (Name and address of agent of service)

                                    Copy to:

                            Peter S. Knezevich, Esq.
                             10281 N.W. 46th Street
                                Sunrise, Florida
                                 (954) 746-0500

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                                                                               2

                         CALCULATION OF REGISTRATION FEE


                                        PROPOSED MAX.        PROPOSED MAX.
TITLE OF SECURITIES  AMOUNT TO BE      OFFERING PRICE     AGGREGATE OFFERING         AMOUNT OF
 TO BE REGISTERED    REGISTERED(1)      PER SHARE(1)           PRICE(1)          REGISTRATION FEE(1)
     Common Stock        62,000              $2.44             $151,280              $100.00
    (no par value)

         (1) Pursuant to Rule 457(h)(1)and (c), the average of the the bid and asked price of the Registrant's Common Stock in the over-the-counter market on October 22, 1995, was $2.44. The registration fee represents the minimum prescribed fee.

                        IMAGING DIAGNOSTIC SYSTEMS, INC.

                                     PART II

               INFORMATION REQUIRED FOR THE REGISTRATION STATEMENT

ITEM 3 - INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents listed in (1) through (3) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof form the date of filing such documents.

        (1) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or, in the case of the Company, either (1) the lastest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Act"), that contains audited financial statements for the Company's latest fiscal year for which statement have been filed or (2) the Company's effective registration stantement on Form 10-SB or 30F filed under the Exchange Act containing audited financail statements for the Company's latest fiscal year.

        (2) All reports and documents filed by the Company pursuant to Section 13(a), 14, or 15(d) of the Exchange Act. Written requests for such copies should be directed to Corporate Secretary, Imaging Diagnostic Systems, Inc., 10281 NW. 46th Street, Sunrise, Florida 33351, telephone (954)746-0500.

        (3) The description of the Common Stock of the Company which is contained in a Registration Statement filed under the Exchange Act, inlcuding any amendment or report filed for the purpose of updating such description.

ITEM 4 - DESCRIPTION OF SECURITIES

The class of securities to be offered hereby is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. A description of the Company's securities is set forth in the Registration Statment filed pursuant to Form 10-SB: the Company registered common stock which is entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds legally available therefor. Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights nor does the common stock have preemptive, subscription nor conversion rights and is not redeemable by the Registrant.

ITEM 5 - INTERESTS OF NAMED EXPERTS OR COUNSEL

Peter S. Knezevich, Esq. has rendered an opinion on the validity of the securities being registered. Mr. Knezevich is employed by the Company as general counsel. He receives a salary and is entitled to participate in the Company's incentive stock option plan. Mr. Knezevich currently owns 101,400 shares of common stock of the Company.

ITEM 6 - INDEMNIFICATION

Article XII of the Company's By-Laws provides as follows:

        1. So long as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

        2. So long as permitted by law, no officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

        3. To the extent that a Director, Officer, or other corporate agent of this corporation has been successful on the merits or otherwise in defense of any civil or criminal action, suit, or

                                                                               5
proceeding referred to in sections (a)and (b), above, or in defense of any claim, issue, or matter therein, he shall be indemnified against any expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        4. Expenses incurred by a Director, Officer, or other corporate agent in connection with a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action suit, or proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

ITEM 7 - EXEMPTION FROM REGISTRATION CLAIMED

NOT APPLICABLE.

ITEM 8 - EXHIBITS

EXHIBIT                    DESCRIPTION

(4)(i) All instruments that define the rights of the holders of the equity securities that the issuer is registering, including the pages from the articles of incorporation or by-laws that define those rights.

(5) Opinion dated October 22, 1996, of Peter S. Knezevich, Esq. relating to the issuance of shares of Common Stock pursuant to the Consultant Service Agreement.

(23.1) Consent of Peter S. Knezevich, Esq. included in the opinion filed as exhibit (5) hereto.

                                                                               6
(23.2)   Consent of Independent Certified Public Accountants.

ITEM 9 - UNDERTAKINGS

(1)  The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (b) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

     (c) To remove from registration by means of a post-effectivew amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registration of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is

                                                                               7
against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunrise and the State of Florida, on the 22nd day of October, 1996.

         IMAGING DIAGNOSTIC SYSTEMS, INC.

         By: /S/ LINDA B. GRABLE
             -------------------
             Linda B. Grable
             Chairman of the Board,
             Director, and President.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         By: /S/ LINDA B. GRABLE
             -------------------
             Linda B. Grable
             Chairman of the Board and President

         Dated: October 22, 1996

         By: /S/ALLAN L. SCHWARTZ
             --------------------
             Allan L. Schwartz
             Director and Executive Vice-President

         Dated: October 22, 1996

         By: /S/RICHARD J. GRABLE
             --------------------
             Richard J. Grable
             Director and Chief Executive Officer

         Dated: October 22, 1996